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                                                                   EXHIBIT 10.S


               JLK DIRECT DISTRIBUTION INC. MANAGEMENT BONUS PLAN

     It is anticipated that, prior to the Offering, the Company's Board of Directors will adopt the JLK Bonus Plan for executives and managers which is designed to tie bonus awards to Company performance, unit performance and individual contribution, relative to the Company's business plans, strategies and stockholder value creation. This bonus plan also is intended to maintain management compensation at a competitive level, as indicated by published compensation surveys. Each of the Named Executive Officers is eligible to receive bonuses under this plan. The annual bonus opportunities for each of the Named Executive Officers is specified above under "--Executive Compensation."